[LOGO]                   500 Sansome Street, Suite 503      tel 415.391.4455
                         San Francisco,                     fax 415.391.3392
                         California 94111                   http.//www.burst.com

Instant Video Technologies, Inc.


     September 25, 1998

     Ms. June White
     20 Plaid Place
     Hillsborough, CA 94010

     RE: Offer of Employment

     June:

     On behalf of Instant Video Technologies Inc., it is my pleasure to make you an offer of employment as our Vice President, Engineering. In this capacity you will be reporting to the Chief Technology Officer and will be responsible for the following duties:

            o    Manage the day to day operations of the Engineering department.
            o Interface with other departments to define product requirements and develop schedules and other materials to deliver on product releases.
            o    Work to increase staff to meet product  development and support needs.

     As an exempt employee, your compensation and benefits are as follows:

     Salary                     $120,000 per year.
     Bonus                      Subject to the approval of  the Board at a later
     Stock                      date.
                                Subject to Board  approval,  65,000 common stock
                                options  with 4  year  vesting  with  one-fourth
                                (1/4)  to  vest  at the  end of the  first  year
                                "cliff"  period.  The  remaining  three-quarters
                                (3/4) to vest  monthly  on a prorata  basis over
                                the remaining 3 years.
     Vacation                   15 days of personal time.
     Benefits                   Eligible  for the  standard  package as  offered
     Options                    to  employees  of Instant  Video  Technologies.
                                Eligible for all ISO programs as approved by the Board periodically.

    You will be eligible for a performance and salary review every twelve (12) months. As you know, we are anxious to fill this position as soon as possible and we would like your start date to be September, 1998. This offer is contingent upon your review and signature of this letter and receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act.

    Your employment and compensation with Instant Video Technologies are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either yourself or Instant Video Technologies, except as otherwise provided by law.

    The terms of this offer letter, therefore, do not and are not intended to create an expressed or implied contract of employment with Instant Video Technologies. No manager or representative of Instant Video Technologies other than an Officer of the company has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by an Officer of Instant Video Technologies.

    June, let me close by reaffirming our belief that the skill and background you bring to Instant Video Technologies will be instrumental to the future success of the company. Without hesitation, the single most important factor in the success of Instant Video Technologies will be our people. We look forward to your joining us. Please confirm your acceptance of this offer by signing on the space provided below and returning the copy to me.

    Sincerely,

    /s/ David Morgenstein


    David Morgenstein
    Chief Operating Officer


ACCEPTED:


    /s/ June White                                   9/25/98
-------------------------------------        ---------------------------
June White                                   Date